                                                                    EXHIBIT 23.1

                CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements filed by AT&T Inc. on Form S-8 for the AT&T Savings Plan and certain other plans (No. 333-111026), Form S-8 for the Stock Savings Plan (No. 333-34062), Form S-8 for the 1992 Stock Option Plan (No. 33-49855), Form S-8 for the 1995 Management Stock Option Plan (No. 333-95887), Form S-8 for the 1996 Stock and Incentive Plan and the 2001 Incentive Plan (Nos. 333-30669 (1996 Plan only) and 333-54398), Form S-8 for the AT&T Stock Purchase and Deferral Plan and Cash Deferral Plan (No. 33-120894), Form S-8 for the AT&T PAYSOP, Pacific Telesis Group Employee Stock Ownership Plan and Tax Reduction Act Stock Ownership Plan (No. 333-99359), Form S-8 for the AT&T Corp. Long Term Savings Plan for Management Employees and certain other plans (No. 333-129814), Form S-3 of AT&T Inc. and the related Prospectuses (No. 333-118476), Form S-8 for the 2006 Incentive Plan (No. 333-135517) and Form S-8 for the BellSouth Corporation Stock and Incentive Compensation Plan, BellSouth Corporation Stock Plan, BellSouth Retirement Savings Plan and the BellSouth Savings and Security Plan filed on December 29, 2006 of our report dated February 27, 2006 relating to the consolidated financial statements, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of BellSouth Corporation for the year ended December 31, 2005, which appears in the Current Report on Form 8-K of AT&T Inc. dated December 29, 2006.


/s/ PricewaterhouseCoopers LLP
Atlanta, Georgia
December 28, 2006